Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Confidential Settlement Agreement and Mutual Release (the “Agreement”) dated as of the 13th day of July, 2010 (the “Effective Date”), is made and entered into by and between Hygia Health Services, Inc., an Alabama corporation (“Hygia”), and Masimo Corporation, a Delaware corporation (“Masimo”) (collectively, Hygia and Masimo are referred to as “Parties” and with respect to each of them a “Party”).

WHEREAS, Hygia and Masimo have a dispute concerning the reprocessing by Hygia of certain pulse oximeter sensor devices manufactured and sold by Masimo that are designated by Masimo as for “Single Use Only” or with similar designations, that resulted in the filing of the lawsuit styled Hygia Health Services, Inc. v. Masimo Corporation, Civil Action No. 2:09-cv-885-KOB in the United States District Court for the Northern District of Alabama (the “Lawsuit”); and

WHEREAS, Hygia sought a declaration in the Lawsuit, among other things, that its activities in reprocessing certain Masimo pulse oximeter sensor devices services for its customers did not infringe upon the patent, trademark, or other rights of Masimo; and

WHEREAS, Masimo asserted a counterclaim against Hygia in the Lawsuit, asserting claims for infringement of U.S. Patent No. 5,758,644, infringement of certain trademarks of Masimo, and other related claims; and

WHEREAS, in response to the counterclaim asserted against it, Hygia generally denied liability and raised certain affirmative defenses in the Lawsuit; and

WHEREAS, the Parties wish to fully resolve any and all disputes they may have or potentially have as of the Effective Date of this Agreement, including but not limited to any disputes placed at issue in the Lawsuit, that could have been placed at issue in the Lawsuit, or the products or services of Hygia and Masimo;

NOW, THEREFORE, in consideration for the mutual promises set forth in this Agreement, the Parties agree as follows:

1. Hygia’s Agreement Concerning Cessation of Reprocessing of Masimo Devices: Hygia agrees that immediately upon the completion of the Transition Period (as defined in Section 2 of this Agreement), and for a period of two (2) years from the completion of the Transition Period Hygia will not directly or indirectly collect, reprocess, market, make, have made, sell, offer for sale, import, export, or otherwise transfer for use any Masimo pulse oximeter devices originally designated by Masimo as for single-use only and/or any other Masimo compatible cables or sensors (the “Masimo Devices”). For avoidance of doubt, Masimo and Hygia acknowledge and agree that the foregoing agreement is in no way intended to prohibit or restrict Hygia from engaging in activities where it directly or indirectly collects, reprocesses, markets, makes, has made, sells, offers for sale, imports, exports, or otherwise transfers for use pulse oximeter devices, cables or sensors that are not intended for compatibility with or compatible with Masimo pulse oximeter equipment, including but not limited to pulse oximeter devices offered by Nellcor, Philips, General Electric, Spacelabs, and Nonin that do not incorporate Masimo technology and that are not subject to a contract for the purchase of Masimo cables or sensors.

2. Transition Period: The “Transition Period” is a period of sixty (60) days from the Effective Date. Masimo covenants and agrees during the Transition Period not to institute any action or proceeding at law or in equity, in any court, administrative agency or any other forum, against Hygia for infringement, whether direct or indirect, of any patent, trademark, or any other intellectual property right arising from Hygia’s reprocessing activities during the Transition Period, provided that Hygia’s activities are in compliance with the Injunction and Agreement.

3. Dismissal. The Parties hereby agree that within five (5) business days after the Effective Date of this Agreement, they will jointly move the Court to enter a permanent injunction (the “Injunction”) and to dismiss the Lawsuit, without prejudice, with each party to bear its own fees, costs, and expenses. This Agreement is conditioned upon the Court entering the Injunction and dismissal without prejudice. The Parties have attached to this Agreement as Exhibit A an agreed upon form of Consent and Permanent Injunction and Proposed Order Thereon that they promptly will file with the Court.

4. Release of all Claims - Hygia: Hygia, for and on behalf of itself and each of its respective officers, principals, directors, shareholders, affiliates, subsidiaries, parents, licensors, licensees, agents, employees, attorneys, representatives, predecessors, successors and assigns (collectively, the “Hygia Releasing Parties”) hereby releases and forever discharges Masimo and its officers, principals, directors, shareholders, affiliates, subsidiaries, parents, agents, employees, attorneys, representatives, predecessors, successors and assigns (collectively, the “Masimo Released Parties”) of and from any and all claims, demands, actions, injuries, damages, fees, expenses, costs, causes of action, choses in action, costs, losses and suits of every kind and nature, known or unknown, asserted or unasserted, conditional or unconditional, suspected or unsuspected, disclosed or undisclosed, discovered or undiscovered, contingent or non-contingent, which the Hygia Releasing Parties have, may have, or may have had at any time prior to the Effective Date of this Agreement, arising or resulting from or in any manner incidental to any and every act, omission, matter, thing, or event occurring or failing to occur, at any time in the past up to and including the effective date of this Agreement; and, more particularly, but without in any way limiting the generality of the foregoing, the Hygia Releasing Parties hereby release and forever discharge the Masimo Released Parties of and from any and all claims asserted or assertable by them in the Lawsuit, and covenant and agree to not assert any suit, claim, demand, or action arising from or relating to any claim released by this Agreement. It is the intention of the Parties that while the Lawsuit is being dismissed without prejudice, that all claims for damages, fees, costs, and expenses against Masimo arising prior to the Effective Date are hereby extinguished.

5. Release of all Claims - Masimo: Masimo, for and on behalf of itself and each of its respective officers, principals, directors, shareholders, affiliates, subsidiaries, parents, licensors, licensees, agents, employees, attorneys, representatives, predecessors, successors and assigns (collectively, the “Masimo Releasing Parties”) hereby releases and forever discharges Hygia and its officers, principals, directors, shareholders, affiliates, subsidiaries, parents, agents, employees, attorneys, representatives, predecessors, successors and assigns (collectively, the “Hygia Released Parties”) of and from any and all claims, demands, actions, injuries, damages, fees, expenses, costs, causes of action, choses in action, costs, losses and suits of every kind and nature, known or unknown, asserted or unasserted, conditional or unconditional, suspected or unsuspected, disclosed or undisclosed, discovered or undiscovered, contingent or non-contingent, which the Masimo Releasing Parties have, may have, or may have had at any time prior to the Effective Date of this Agreement, arising or resulting from or in any manner incidental to any and every act, omission, matter, thing, or event occurring or failing to occur, at any time in the past up to and including the effective date of this Agreement; and, more particularly, but without in any way limiting the generality of the foregoing, the Masimo Releasing Parties hereby release and forever discharge the Hygia Released Parties of and from any and all claims asserted or assertable by them in the Lawsuit, and covenant and agree to not assert any suit, claim, demand, or action arising from or relating to any claim released by this Agreement. It is the intention of the Parties that while the Lawsuit is being dismissed without prejudice, that all claims for damages, fees, costs, and expenses against Hygia arising prior to the Effective Date are hereby extinguished.

6. Future Acts in Breach of this Agreement Not Released: Without limiting the generality of Sections 4 and 5 of this Agreement, the Parties agree that the releases granted by Sections 4 and 5 do not release claims, demands, actions, or causes of action that arise from or relate to the acts or omissions of a Party occurring after the Effective Date of this Agreement or that are in breach of the terms of this Agreement.

7. Settlement: It is the understanding, agreement, and intention of the Parties that the Parties have reached, and that this Agreement is and represents a full and complete compromise, settlement, and accord and satisfaction of any and all claims either Party may possess against the other as of the Effective Date. Both Parties waive any rights or benefits conferred by statute, common law or otherwise which would limit the effect of this Agreement in any manner or which provides, in substance, that a general release does not extend to claims which the releasor does not know or suspect to exist in his or her favor at the time of executing the release and which, if known by him or her, would have materially affected the settlement.

8. Unknown Claims: With respect to any and all claims released by this Agreement, and upon the Effective Date without further action, for good and valuable consideration, all Parties shall be deemed to have, and by operation of the execution of this Agreement and the orders of dismissal in the Lawsuit contemplated by this Agreement shall have fully, finally, and forever expressly waived and relinquished, to the fullest extent permitted by law, any and all provisions, rights, and benefits of Section 1542 of the California Civil Code and any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States or principle of common law that is similar, comparable, equivalent or identical to Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

A Party may hereafter discover facts other than or different from those that he or it knows or believes to be true with respect to the claims released by this Agreement, but each Party hereby expressly waives and fully, finally, and forever settles and releases, upon the execution of this Agreement, any known or unknown, suspected or unsuspected, contingent or non-contingent claim that is released by this Agreement, without regard to the subsequent discovery or existence of such different or additional facts.

9. Indemnification: Each Party represents and warrants that it has not heretofore assigned or transferred or purported to assign or transfer to any person, firm, or other entity, any suit, claim, administrative complaint, controversy, contract, warranty, right, promise, debt, liability, demand, obligation, cost, expenses, action or cause of action herein released. Each Party agrees to indemnify and hold the other Party harmless against such suit, claim, administrative complaint, controversy, contract, warranty, right, promise, debt, liability, demand, obligation, cost, expense, action or cause of action, including reasonable attorneys’ fees and costs incurred in connection therewith.

10. Effect: This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their respective successors and assigns, including principals, officers, directors, agents, employees, shareholders, insurers, and/or attorneys of the Parties.

11. Confidentiality: Each Party and their attorneys agree that the terms of this Agreement shall be kept and maintained as confidential, and they shall not disclose the terms to any person, other than to their attorneys, employees, accountants, and financial and other advisors who have a need to know the terms for accounting or tax purposes, unless disclosure is required by law, regulation, governmental authority, or by a court of competent jurisdiction. For the avoidance of dispute about whether a disclosure is required by law, the Parties agree that in the context of disclosures a party may be required to make to the financial markets or to investors, or as an answer to an inquiry from a third party involved in the financial markets, that either party may state that the Lawsuit has been resolved on mutually agreeable terms, and may disclose further that Hygia will be discontinuing reprocessing and sales of Masimo sensors for two years, and further agree that if Masimo determines that an SEC filing is to be made, that such filing is permissible, including attaching this Agreement to any such filing. In addition, Hygia may disclose the terms of this Agreement to any potential third party purchaser of Hygia (and such third party’s attorneys, principal, accountants and financial advisors), and Masimo may disclose the principal terms of this Agreement to any third party with whom it may have a dispute similar to the dispute at issue in the Lawsuit, provided that the third party agrees, in writing, to maintain in confidence any information relating to the Agreement that is disclosed by Masimo. Hygia and Masimo acknowledge and recognize that this covenant of confidentiality is a material and significant provision of this Agreement.

12. Non-Disparagement. In furtherance of the confidentiality and nondisclosure obligations in Section 11 of this Agreement, Hygia and Masimo agree that with respect to their non-management respective sales and marketing staffs, and any other non-management employee or agent that deals with customers or suppliers (collectively, “Sales Force Personnel”), that they will inform the Sales Force Personnel, if anything, only that the Lawsuit has been settled on mutually acceptable terms and that the terms of the settlement are confidential. Each party further will instruct Sales Force Personnel that their only statement regarding the Lawsuit is that it has been settled on mutually acceptable terms.

13. No Admission: Masimo understands and agrees that Hygia does not now and has not at any time heretofore admitted any wrongdoing, culpability, or liability to Masimo in connection with the Lawsuit, this Agreement, any claims asserted against Hygia, or any claims whatsoever. Hygia understands and agrees that Masimo does not now and has not at any time heretofore admitted any wrongdoing, culpability, or liability to Hygia in connection with the Lawsuit, this Agreement, any claims asserted against Masimo, or any claims whatsoever.

14. Use of Agreement: Subject to Section 11 of this Agreement, unless a Court orders otherwise or all Parties hereafter mutually consent, neither this Agreement, nor any of the terms of it, nor any negotiations or proceedings relating thereto, shall be offered or received in evidence in any action or proceeding, other than an action to enforce the terms hereof, and in no event shall they be deemed to constitute any evidence or admission of liability or wrongdoing on the part of any Party, all of which is expressly denied, it being understood that the Parties have entered into this Agreement and the settlement contemplated hereunder solely to avoid the expense, distraction, and inconvenience of time-consuming and protracted litigation or other proceedings.

15. Severability: In the event that a court of competent jurisdiction shall hold any provision of this Agreement invalid, void, or unenforceable, such provision shall not affect the other provisions of this Agreement, said provisions being severable.

16. Entire Agreement: This Agreement contains a full and complete settlement of all rights, obligations, claims, and matters in controversy which exist, might have existed or which subsequently might exist between the Parties arising out of the subject matter of the Lawsuit, and supersedes all prior and contemporaneous agreements, whether written or oral, of the Parties. No modification, extension, or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by all Parties to this Agreement. Nothing herein shall be construed to prevent the enforcement by the Parties of the terms and provisions of this Agreement.

17. Counterparts: This Agreement may be signed executed in counterparts and shall become effective upon its execution by all Parties hereto, but is Effective Date shall be the date set forth above.

18. Authority. Each Party to this Agreement represents and warrants to the other Party that it has the full right and authority to enter into and fulfill applicable terms and obligations of this Agreement.

19. Headings: The inclusion of headings in this Agreement is for convenience only and shall not affect the construction or interpretation hereof.

20. Governing Law: This Agreement shall be interpreted under Delaware law.

IN WITNESS HEREOF, the Parties hereto have caused this Settlement Agreement and Release to be executed as of the date set forth above, as evidenced by the signatures of their duly authorized agents herein below.

HYGIA HEALTH SERVICES, INC.

By:	/s/ Tracy Wood Comas	Date: 7/12/2010
Name:	Tracy Wood Comas
Its:	COO

MASIMO CORPORATION

By:	/s/ Joe Kiani	Date: 7/13/2010
Name:	Joe Kiani
Its:	Chairman and CEO

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